10f-3 REPORT

Smith Barney Investment Series
Smith Barney Large Cap Core Fund

November 1, 2002 to April 30, 2003

Issuer: American Electric Power Inc
Trade Date: 2/27/03
Selling Dealer: JP Morgan
Amount:  400.00
Price: 20.95
% Received by Fund: 0.00% *
% of Issue (1): 2.50% A

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of  1,249,600.00.
* Amount represents less than 0.01%.

10f-3 Syndicate Reporting Supplement:
Joint / Lead Manager(s):
JP Morgan
Salomon Smith Barney

Co-Managers (s):
BNP Paribas
Danske Markets
Goldman Sachs & Co
Lehman Brothers
McDonald Investments Inc
Morgan Stanley
UBS

Co-Lead Manager(s):
Banc of America Securities LLC